    As filed with the Securities and Exchange Commission on August 8, 2001
                                                      Registration No. 333-61086
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ----------------------------

                        LAKEHEAD PIPE LINE PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                      39-1715850
(State or other jurisdiction of               (I.R.S. Employer Identification
 incorporation or organization)                             No.)


                               LAKE SUPERIOR PLACE
                             21 WEST SUPERIOR STREET
                             DULUTH, MINNESOTA 55802
                                 (218) 725-0100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ----------------------------

                                 S. MARK CURWIN
                               LAKE SUPERIOR PLACE
                             21 WEST SUPERIOR STREET
                             DULUTH, MINNESOTA 55802
                                 (218) 725-0100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

                                    Copy to:

                                 JOHN A. WATSON
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                                HOUSTON, TX 77010
                                 (713) 651-5151

                          ----------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, as determined by market conditions.

                          ----------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-67005

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                EXPLANATORY NOTE

     This Post-Effective Amendment No.1 (the "Amendment") to the Registration Statement on Form S-3 (File No. 333-61086) of Lakehead Pipe Line Partners, L.P., which Registration Statement was originally filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Registration Statement"), is being filed for the sole purpose of amending certain exhibits previously filed with the Registration Statement and/or filing additional exhibits and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission (the "Commission"). After giving effect to this Amendment, the Registration Statement shall consist of the Registration Statement as filed with the Commission at the time it became effective on May 16, 2001, as supplemented by this Amendment.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, in the State of Minnesota, on August 8, 2001.

                                       Lakehead Pipe Line Partners, L.P.

                                       By: Lakehead Pipe Line Company, Inc., as
                                           general partner

                                       By:  /s/ D.C. TUTCHER
                                          -------------------------------------
                                                 D.C. Tutcher
                                                 (President)

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates as indicated.


               SIGNATURE                                TITLE                                  DATE
               ---------                                -----                                  ----
           /s/ D.C. TUTCHER                           President                          August 8, 2001
-----------------------------------         (Principal Executive Officer)
             D.C. Tutcher

           /s/ J.L. BALKO                           Chief Accountant                     August 8, 2001
-----------------------------------      (Principal Financial and Accounting
              J. L. Balko                             Officer)


                  *                                    Director                          August 8, 2001
-----------------------------------
              J.R. Bird


                  *                                    Director                          August 8, 2001
-----------------------------------
             E.C. Hambrook


        /s/ G.K. PETTY G.K.                            Director                          August 8, 2001
-----------------------------------
             G.K. Petty


                  *                                    Director                          August 8, 2001
-----------------------------------
              P.D. Daniel


                  *
-----------------------------------                    Director                          August 8, 2001
             C.A. Russell


                  *                                    Director                          August 8, 2001
-----------------------------------
             D.P. Truswell

*By:      /s/ P.D. DANIEL
    -------------------------------
     P.D. Daniel, Attorney-in Fact


                                  EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION

1.1      --       Form of Underwriting Agreement (incorporated herein by
                  reference to Exhibit 1.1 to Lakehead Pipe Line Partners,
                  L.P.'s Current Report on Form 8-K, dated May 16, 2001)

3.1      --       Certificate of Limited Partnership of Lakehead Pipe Line
                  Partners, L.P. (incorporated herein by reference to Exhibit
                  3.1 to Lakehead Pipe Line Partners, L.P.'s Registration
                  Statement on Form S-1 (File No. 33-43425))

4.1      --       Form of Certificate representing Class A Common Units
                  (incorporated herein by reference to Exhibit 1 to the Lakehead
                  Pipe Line Partners, L.P.'s Form 8-A/A (Amendment No. 2), dated
                  May 2, 1997 (File No. 1-10934))

4.2      --       Amended and Restated Agreement of Limited Partnership of the
                  Lakehead Pipe Line Partners, L.P., dated April 15, 1997
                  (incorporated herein by reference to Exhibit 2 to the Lakehead
                  Pipe Line Partners, L.P.'s Form 8-A/A (Amendment No. 2), dated
                  May 2, 1997 (File No. 1-10934))

5.1*     --       Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities

8.1*     --       Opinion of Fulbright & Jaworski L.L.P. as to certain federal income tax matters

23.1**   --       Consent of PricewaterhouseCoopers LLP

23.2*    --       Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
                  5.1)

24.1     --       Powers of Attorney (incorporated herein by reference to
                  page II-5 to Lakehead Pipe Line Partners, L.P.'s Registrations
                  Statement on Form S-3 (File No. 333-67005))
-------------

* Filed herewith.

** Previously filed.